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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) MAY 15, 1995

                               ----------------

                             SEARS, ROEBUCK AND CO.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                               ----------------

         NEW YORK                   1-416                    36-1750680
     (STATE OR OTHER       (COMMISSION FILE NUMBER)        (IRS EMPLOYER
     JURISDICTION OF                                    IDENTIFICATION NO.)
      INCORPORATION)

              SEARS TOWER                                60684
           CHICAGO, ILLINOIS                           (ZIP CODE)
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (312) 875-2500

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

ITEM 5. OTHER EVENTS.

  On May 15, 1995, the Registrant made available the restated financial statements filed as exhibit 99 to this report in order to reflect Allstate Insurance Group ("Allstate") as discontinued operations. At a special meeting on March 31, 1995, the Registrant's shareholders approved the distribution of its interest in The Allstate Corporation, through which the business of Allstate is conducted, to the Registrant's common shareholders and the distribution was further considered by the Registrant's Board of Directors at their May 1995 meeting. The distribution is expected to occur in the middle of 1995, but is subject to market conditions, a favorable tax ruling or opinion on the tax-free nature of the distribution and certain other conditions.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     EXHIBIT                           DESCRIPTION
     -------                           -----------
     23        Consent of Deloitte & Touche LLP.
     99        Restated financial statements issued for the Registrant and consolidated subsidiaries.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                          SEARS, ROEBUCK AND CO.

                                                  /s/ James A. Blanda
                                          By: _________________________________
                                                      James A. Blanda
                                                    Vice President and
                                                        Controller

Date: May 15, 1995

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                       DOCUMENT DESCRIPTION
  -------                      --------------------
 23        Consent of Deloitte & Touche LLP.
 99        Restated financial statements issued for the Registrant and consolidated subsidiaries.

                                                                      Exhibit 23
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SEARS, ROEBUCK AND CO.

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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We consent to the incorporation by reference in Registration Statement Nos. 2-
64879, 2-80037, 33-18081, 33-23793, 33-41485, 33-43459, 33-45479, 33-49992, 33-
55825 and 33-58851 of Sears, Roebuck and Co., Registration Statement Nos. 33-51361 and 33-57205 of Sears, Roebuck and Co. and The Savings and Profit Sharing Fund of Sears Employees, and Registration Statement No. 33-44671 of Sears, Roebuck and Co. and Sears DC Corp., of our report dated February 24, 1995 (May 10, 1995 as to Note 4), which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its method of accounting for postretirement benefits in 1992, appearing in this filing on Form 8-K of Sears, Roebuck and Co.



DELOITTE & TOUCHE LLP

Chicago, Illinois
May 15, 1995

                                                                      Exhibit 99
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SEARS, ROEBUCK AND CO.

Consolidated STATEMENTS

of INCOME
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
                                                       Year Ended December 31
................................................................................
millions, except per common share data                   1994    1993     1992
REVENUES
Merchandise sales and services                        $29,451 $27,171  $29,829
Credit revenues                                         3,574   3,273    3,114
................................................................................
   Total revenues                                      33,025  30,444   32,943
................................................................................
COSTS AND EXPENSES
Cost of sales, buying and occupancy                    21,568  19,918   22,218
Selling and administrative                              7,526   7,064    8,124
Depreciation and amortization                             528     504      500
Provision for uncollectible accounts                      698     821      910
Restructuring (note 5)                                     --      --    2,782
Interest                                                1,279   1,318    1,389
................................................................................
   Total costs and expenses                            31,599  29,625   35,923
................................................................................
Operating income (loss)                                 1,426     819   (2,980)
Other income                                               45     135       38
Gain on sales of subsidiaries' stock (note 3)              --      --       91
................................................................................
Income (loss) before income taxes (benefit)             1,471     954   (2,851)
Income taxes (benefit) (note 6)                           614     329   (1,039)
................................................................................
INCOME (LOSS) FROM CONTINUING OPERATIONS                  857     625   (1,812)
Discontinued operations (note 4)                          402   1,960     (247)
................................................................................
Income (loss) before extraordinary gain (loss) and
 cumulative effect of accounting changes                1,259   2,585   (2,059)
Extraordinary gain (loss) related to early
 extinguishment of debt (note 8)                          195    (211)      --
Cumulative effect of accounting changes (note 2)           --      --   (1,873)
................................................................................
NET INCOME (LOSS)                                     $ 1,454 $ 2,374  $(3,932)
................................................................................
EARNINGS (LOSS) PER COMMON SHARE, after allowing for
 dividends on preferred shares (note 1)
  Income (loss) from continuing operations              $2.13   $1.56  $ (4.98)
  Discontinued operations                                1.03    5.12    (0.67)
................................................................................
  Income (loss) before extraordinary gain (loss) and
   cumulative
   effect of accounting changes                          3.16    6.68    (5.65)
  Extraordinary gain (loss)                              0.50   (0.55)      --
  Cumulative effect of accounting changes                  --      --    (5.07)
................................................................................
  Net income (loss)                                     $3.66   $6.13  $(10.72)
................................................................................
Average common and common equivalent shares
 outstanding                                            388.9   382.9    369.6

................................................................................
See accompanying notes.

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SEARS, ROEBUCK AND CO.

ANALYSIS OF CONSOLIDATED OPERATIONS

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Sears, Roebuck and Co. conducts merchandising and credit operations in the
United States, Canada and Mexico. In November 1994, the Company announced its intention to:
. distribute to the Company's common shareholders its 80.3% ownership interest of The Allstate Corporation, and
. pursue a divestiture of Homart Development Co. and affiliated entities
  (Homart).
  The distribution proposal was approved by the Company's shareholders at a special meeting on March 31, 1995 and further considered by the Company's Board of Directors at their May 1995 meeting. The declaration of the distribution is expected to occur in mid-1995, but is subject to market conditions, a favorable tax ruling or opinion on the tax-free nature of the distribution and certain other conditions. Refer to note 4 to the consolidated financial statements for further information.
  In September 1992, the Company announced a strategic repositioning. The highlights of the repositioning, which was completed in 1993, were as follows:
. Dean Witter, Discover & Co. was spun-off as a separate company in June 1993, following the primary initial public offering of 19.9% of its common stock in March 1993.
. The Allstate Corporation completed a primary initial public offering of 19.9%
  of its common stock in June 1993, resulting in a gain of $635 million.
. The sales of the Coldwell Banker residential services businesses, consisting of the residential brokerage and relocation businesses and mortgage banking operations, were completed in the fourth quarter of 1993.
  The repositioning decision was followed by a restructuring charge in the fourth quarter of 1992, which related primarily to the streamlining of the Company's operations to focus on profitable core retail operations. Refer to note 5 to the consolidated financial statements for further discussion.
  The consolidated financial statements present the results of Allstate Insurance Group, Dean Witter, Discover & Co., the Coldwell Banker residential services businesses and Homart as discontinued operations as discussed in note 4 to the consolidated financial statements.
  Operating results for the Company's merchandising and credit operations are reported for two business segments: domestic operations and international operations. Domestic operations are comprised of domestic merchandising and domestic credit operations. Domestic merchandising includes the core merchandising and product services and direct response businesses in the United States and Puerto Rico. International operations consist of similar merchandising and credit operations conducted in Canada through Sears Canada Inc. (Sears Canada), a 61.1% owned subsidiary, and in Mexico through Sears Roebuck de Mexico, S.A. de C.V. (Sears Mexico), a 75.2% owned subsidiary.
  Consolidated revenues for 1994, 1993, and 1992 were as follows:

- --------------------------------------------------
millions                      1994    1993    1992
- --------------------------------------------------
Domestic operations:
 Domestic merchandising
  Continuing businesses    $26,127 $23,806 $21,549
  Exited businesses             --      --   4,732
- --------------------------------------------------
                            26,127  23,806  26,281
 Domestic credit             3,249   2,970   2,827
- --------------------------------------------------
Total domestic operations   29,376  26,776  29,108
International operations     3,649   3,668   3,835
- --------------------------------------------------
   Total revenues          $33,025 $30,444 $32,943
- --------------------------------------------------

  Consolidated revenues in 1994 increased $2.58 billion, or 8.5%. Domestic revenues rose $2.60 billion, or 9.7%, primarily due to strong durable goods and apparel sales during the year. International revenues declined $19 million, or 0.5%, due to adverse changes in exchange rates. In local currencies, international revenues increased 5.5%.
  In 1993, consolidated revenues decreased $2.50 billion, or 7.6%, primarily due to the impact of exited businesses. Exited businesses included the domestic catalog operations, Sears Business Centers, selected retail department and specialty stores and certain home improvement services. Excluding exited businesses, domestic revenues increased $2.40 billion, or 9.8%, primarily due to more focused and aggressive merchandising and marketing strategies and enhanced customer service. International revenues declined 4.4%, reflecting a weak Canadian economy and an unfavorable Canadian exchange rate.
  The Company made several reclassifications to the 1993 and 1992 statements of income to conform to the 1994 classifications. Revenues from licensed departments, which previously were recorded based on net commissions received, are included on a gross basis. Refer to note 1 of the consolidated financial statements for further information. Distribution costs which previously were recorded in selling and administrative expenses, are included in cost of sales, buying and occupancy. Depreciation and amortization expense, which previously was recorded in cost of sales, buying and occupancy and selling and administrative expense, is included as a separate caption in the Company's statement of income.

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ANALYSIS OF CONSOLIDATED OPERATIONS CONTINUED
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Domestic operations
Supplementary domestic merchandising information:

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
millions, except number of stores                  1994     1993     1992(1)
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
Department store revenues                       $21,090  $19,433  $17,673
Free-standing store revenues                      3,184    2,649    2,301
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Core merchandising revenues                      24,274   22,082   19,974
Other revenues                                    1,853    1,724    1,575
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Domestic merchandise sales and services         $26,127  $23,806  $21,549
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Number of department stores                         800      799      859
Number of free-standing stores                    1,140    1,018      842
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Core merchandising stores                         1,940    1,817    1,701(2)
Core merchandising revenues per selling square
 foot                                           $   346  $   321  $   289
Comparable store sales increase                     8.3%     8.9%     3.6%
- ----------------------------------------------------------------------------

(1) Includes continuing businesses only.
(2) 1992 store counts include 113 stores which were part of the restructuring actions announced in January 1993 and exclude the closed catalog and specialty merchandising operations.

  In 1994 and 1993, the Company's revenue growth strategy focused on improving the productivity of its department stores. The success of this strategy can be measured in the comparable store sales percentages which have remained strong over the past two years.
  In addition to strong comparable store sales increases, core merchandising revenues per selling square foot have also shown steady increases in 1994 and 1993, up 7.8% and 11.1%, respectively.
  Department store revenues increased 8.5% in 1994, which built on a 10.0% increase in 1993. This strong revenue performance reflects the continued revitalization and repositioning of the Company's base business, the department stores. Actions taken to drive this revenue growth included the exiting of unprofitable merchandise and service lines, the remodeling and modernization of 240 department stores in 1993 and 1994, the conversion of 2.9 million square feet of non-selling space and 1.5 million square feet of selling space formerly occupied by furniture departments to apparel selling space and a more target customer focused merchandise selection.
  Increased sales of home-related products paced the growth in department store revenues in 1994. Brand Central contributed the greatest share of the increase in home product sales on the strength of excellent consumer demand for appliances and home electronics. Strong consumer demand coupled with good in-stock inventory positions resulted in double digit sales growth for the home improvement business during 1994 as well.
  Despite weak fashion industry conditions, apparel sales, which are entirely department store based, increased significantly in 1994. Sales gains were strongest in women's dresses and juniors, fine jewelry and cosmetics. These departments benefited the most from the store remodeling and selling floor space expansion programs in 1994. Men's apparel and footwear also provided significant sales gains during 1994.
  Automotive revenues declined in 1994 as a result of the discontinuation of unprofitable product lines and services, which were partially offset by gains in the base automotive product lines--tires and batteries.
  In 1993, the increase in department store revenues was led by double-digit percentage increases in women's, children's and men's apparel, accessories and jewelry, footwear and electronics. The gains were primarily attributable to more competitive values, an extensive brand advertising campaign and a greater emphasis on customer service. Automotive department revenues declined against 1992 due to the elimination of unprofitable operations.
  With the department stores making considerable progress, the Company has also planned the expansion of a variety of free-standing store concepts such as the Homelife furniture stores, Sears Hardware stores, Dealer stores and Western Auto stores.
  Free-standing store revenues in 1994 increased 20.2% over 1993. Dealer stores, which are primarily independently-owned and operated and focus on a home-related product assortment, contributed the largest portion of the revenue growth. The Company opened 98 new Dealer stores in 1994 and 192 new stores in 1993. Western Auto, a wholly-owned subsidiary which participates in the retail and wholesale automotive products and services business, also contributed to the revenue growth with increases from its free-standing formats. The Company opened 22 new Homelife stores and 11 Sears Hardware stores in 1994 which also helped drive revenue increases over 1993.
  In 1993, free-standing store revenues increased 15.1% over 1992. The growth in revenues was attributable to increases at Western Auto, a new revenue stream from the creation of the Dealer store concept in 1993 and growth at the Homelife stores.
  Other revenues, which are generated by the product services and direct response businesses, increased 7.5% in 1994 and 9.5% in 1993. Increases in product services maintenance agreement sales, which benefitted from strong appliance sales, and higher revenues at direct response, on the addition of 12 new specialty catalogs, accounted for the 1994 and 1993 revenue growth.
  Supplementary domestic credit information:

- -------------------------------------------------
millions                    1994    1993    1992
- -------------------------------------------------
Gross revenues           $ 3,600   3,486   3,446
Funding cost on
 securitized
 receivables             $  (351)   (516)   (619)
Net revenues             $ 3,249   2,970   2,827
SearsCharge sales as a
 % of sales (1)             58.3%   58.0    54.5
Gross customer
 receivables             $21,325  20,351  20,287
Balances sold at Dec.
 31                      $ 3,946   5,174   7,116
Owned customer
 receivables at Dec. 31  $17,379  15,177  13,171
Average gross
 receivables             $20,094  19,649  19,510
Average owned
 receivables             $15,718  13,471  12,428
Average account balance
 (dollars)               $   842     795     752
- -------------------------------------------------

(1) For department and Homelife stores only.

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SEARS, ROEBUCK AND CO.

ANALYSIS OF CONSOLIDATED OPERATIONS CONTINUED
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  In 1994, gross credit revenues increased 3.3% due to increased merchandise sales and a lower liquidation rate. The increase in domestic credit revenues came despite the Company's decision in 1993 to provide customers a choice of payment vehicles by accepting third party payment products in the retail stores. Despite the strategic decision to accept third party credit cards, the percentage of merchandise sales and services transacted with the SearsCharge card in 1994 was comparable to that experienced in 1993. The Company has implemented a variety of marketing initiatives to offset any negative impact on SearsCharge market share relative to the acceptance of third party payment products. In 1993, gross credit revenues increased 1.2% compared with 1992 reflecting the strong merchandise sales performance and higher gross receivable balances.
  In 1994, the Company established Sears National Bank, a credit card bank limited to engaging in credit card operations, to provide a more unified pricing environment. The Bank is subject to certain restrictions applicable to credit card banks under federal law. In 1994, the Bank became the issuer of the SearsCharge card in the state of Arizona and plans to expand to other states in 1995.
  Key operating measures for domestic operations:

- --------------------------------------------------
millions                      1994   1993  1992(1)
- --------------------------------------------------
Gross margin                $7,093  6,548 5,871
 Percent of merchandise
  sales and services          27.1%  27.5  27.2
Selling and administrative
 expense                    $6,680  6,288 5,936
 Percent of total revenues    22.7%  23.5  24.4
Interest expense            $1,095    883   733
Funding cost on
 securitized receivables    $  351    516   619
Total funding costs         $1,446  1,399 1,352
Provision for
 uncollectible accounts     $  650    795   872
Operating income            $1,465  1,117   779
 Percent of total revenues     5.0%   4.2   3.2
Net credit charge-offs to
 average gross customer
 receivables                  3.32%  3.45  3.57
Gross credit customer
 receivables delinquent
 sixty days or more           3.86%  3.55  2.99
Allowance for
 uncollectible accounts as
 a percentage of gross
 credit customer
 receivables at Dec. 31       4.31%  4.72  4.23
- --------------------------------------------------

(1) Includes continuing businesses only.

  Gross margin as a percentage of merchandise sales declined slightly in 1994 to 27.1% from 27.5% in 1993. The decline was attributable to the strong 1994 sales performance in the Brand Central and home improvement departments, which provide a lower gross margin rate than domestic merchandising as a whole. The gross margin rate in these businesses was further pressured due to competition from specialty retailers. The gross margin rate on apparel sales was successfully maintained in 1994, despite the heavy promotional environment that plagued the apparel industry throughout 1994. Automotive department gross margin rates improved in 1994 due to the discontinuation of unprofitable product lines and services and the strategic sourcing initiatives that lowered product costs.
  In 1993, gross margin as a percent of merchandising sales and services increased to 27.5% from 27.2% in 1992 as a decrease in buying and occupancy costs as a percent of merchandise sales and services was partially offset by higher markdowns due to a continued emphasis on growing market share by offering competitive values.
  Domestic selling and administrative expenses as a percent of revenues in 1994 improved approximately 80 basis points to 22.7% from 23.5%. The improvement in the selling and administrative expense ratio reflects the Company's continued emphasis on controlling expenses and leveraging its fixed cost base with strong revenue growth. Store operating costs continued to decline as a percent of revenues in 1994.
  In 1993, selling and administrative expenses applicable to continuing domestic operations as a percent of revenues declined approximately 90 basis points to 23.5% from 24.4% in 1992. The improvement was primarily attributable to a reduction in payroll as a percent of revenues related to previously announced restructuring initiatives, partially offset by higher advertising costs.
  Total funding costs, comprised of interest expense and the funding cost of securitized receivables, increased 3.3% as compared to 1993 reflecting the growth in gross credit receivables. In 1993, total funding costs increased 3.6% reflecting higher effective interest rates attributable to a change in the funding mix resulting from the Company's repositioning.
  The provision for uncollectible accounts was 18.2% lower than 1993 due to favorable customer receivable write-off trends. Despite the improvement in write-offs, delinquencies trended upward in the fourth quarter of 1994 and the Company responded by increasing its collection staff and implementing additional collection strategies. In 1993, the provision for uncollectible accounts declined 8.9% primarily due to a decline in customer bankruptcies.
  A key measure of domestic operations' improved profit performance is growth in operating income. The improvement from 1992 through 1994 resulted from strong merchandising revenue growth, a relatively stable gross margin rate, the reduction in selling and administrative expenses as a percent of revenues and the strong credit performance.

International operations
Revenues in local currencies increased 5.5% in 1994. The improvement in local currency revenues was attributable to a 1.7% revenue increase at Sears Canada coupled with a 27.5% increase at Sears Mexico as sales benefited from the opening of two new stores. Revenues in U.S. dollars declined slightly against 1993 due mainly to an unfavorable Canadian exchange rate.

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ANALYSIS OF CONSOLIDATED OPERATIONS CONTINUED
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  Gross margin as a percent of revenues in 1994 increased to 23.8% from 20.9%
in 1993 due to improved inventory control at Sears Canada partially offset by lower gross margins at Sears Mexico as a result of a repositioning of that business. Selling and administrative expense as a percent of revenues was slightly lower at 21.6% in 1994 compared with 21.8% in 1993, as expense reductions at Sears Canada were partially offset by cost increases at Sears Mexico. Operating income as a percent of revenues improved approximately 250 basis points over 1993 due primarily to improved performance at Sears Canada partially offset by lower operating income at Sears Mexico stemming from the merchandise inventory repositioning.
  In 1993, revenues in local currency increased 1.4% as compared to 1992. Local currency revenue increases at Sears Mexico, which benefited from the opening of three new retail stores were partially offset by lower local currency revenues at Sears Canada due to a soft Canadian economy. Revenues in U.S. dollars declined in 1993 due to an unfavorable Canadian exchange rate. Gross margin as a percent of revenues declined to 20.9% in 1993 as compared with the 1992 gross margin rate of 21.4% due to increased inventory shrinkage at Sears Canada, primarily in the catalog business. Selling and administrative expenses as a percent of revenues decreased to 21.8% from 22.5% in 1992 due to cost containment efforts at Sears Canada. Operating income as a percent of revenues improved approximately 140 basis points in 1993 over 1992 due largely to improved results at Sears Canada.

Interest expense and funding costs
Consolidated interest expense declined $39 million in 1994 and $71 million in 1993. Interest expense at Corporate decreased $274 million to $25 million in 1994, compared with $299 and $537 million in 1993 and 1992, respectively. Corporate interest expense reflects interest on debt that has either not been specifically allocated or supports Corporate investments. The decrease in Corporate interest expense in 1994 and 1993 was primarily due to the paydown of debt from the proceeds of the strategic repositioning transactions and a reduction in Corporate investments. The reduction in Corporate interest expense was partially offset by increases in domestic operations' interest expense of $212 and $150 million for 1994 and 1993, respectively. These increases were primarily due to the higher level of debt needed to fund increases in owned retail customer receivables.
  Since the Company uses securitizations of retail customer receivables as a significant funding source, its total funding costs include interest expense and funding cost of securitized receivables. The changes in funding cost were as follows:
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
millions                                                   1994   1993
- -----------------------------------------------------------------------
Decrease in interest expense                              $ (39) $ (71)
Decrease in funding cost of securitized receivables(1)     (173)  (114)
- -----------------------------------------------------------------------
Funding cost reductions                                   $(212) $(185)
- -----------------------------------------------------------------------

(1) Funding costs of securitized receivables are reported as a reduction of revenues in the statement of income.

  Funding costs declined in 1994 and 1993 primarily due to lower funding needs resulting from the strategic repositioning. The effective interest rate associated with the funding costs declined in 1994 and increased in 1993 primarily due to changes in the funding mix.

Other income
Other income decreased in 1994 primarily due to lower gains from property sales and sales of investments. In 1993, other income increased primarily due to higher gains from property sales and improved joint venture results. Improved joint venture results in 1993 reflect the first year of operations for Advantis and a lower Prodigy loss. A summary of other income by type follows:

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
millions                                               1994  1993  1992
- ------------------------------------------------------------------------
Gain on sales of property                              $ 22  $ 63  $  9
Gain (loss) on sales/writedown of securities             --    12   (30)
Equity in joint ventures and unconsolidated companies    27    33   (54)
Minority interest                                       (14)   (7)   18
Interest income                                          14    34    82
Other gains (losses), net                                (4)   --    13
- ------------------------------------------------------------------------
Total                                                  $ 45  $135  $ 38
- ------------------------------------------------------------------------

Gain on sales of subsidiaries' stock
During 1992, the Company sold a minority interest in Sears Mexico through an initial public offering and recognized a gain of $96 million ($55 million after-tax). In addition, a $5 million loss resulted from a primary offering of common stock by Sears Canada that diluted the Company's ownership.

Income tax expense
Income tax expense in 1994 and 1993 was 41.7% and 34.5% of pretax income respectively. The 1992 income tax benefit on operations was 36.5% of pretax loss. The 1993 rate was favorably impacted by a $57 million tax credit from the adjustment of deferred tax assets due to the 1% increase in the federal income tax rate resulting from the Omnibus Budget Reconciliation Act of 1993.

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SEARS, ROEBUCK AND CO.

ANALYSIS OF CONSOLIDATED OPERATIONS CONTINUED

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Income from continuing operations
The following table summarizes the impact on income from continuing operations of certain significant items in 1993 and 1992, net of taxes.

- ---------------------------------------------------
millions                              1993    1992
- ---------------------------------------------------
Restructuring                         $ -- $(1,745)
Gain on sales of subsidiaries' stock    --      50
Tax rate change                         57      --
Merchandising exited businesses         --    (244)
- ---------------------------------------------------

  Income from continuing operations in 1994 was $857 million, compared with $625 million in 1993. Results reflect the impact of the deferred tax asset adjustment in 1993. Excluding the significant items noted in the table, 1994 income from continuing operations increased $289 million, or 50.9%, from $568 million in 1993 and 1993 income from continuing operations increased $441 million from 1992 income of $127 million.

Extraordinary items
Results for 1994 also included a $195 million extraordinary gain related to the early extinguishment of debt associated with the Company's transfer of Sears Tower and all related assets and liabilities to a third party as trustee of a trust in November 1994. The elimination of the related mortgages reduced Corporate debt by $845 million and will result in annual interest savings of approximately $75 million.
  An extraordinary loss of $211 million related to the early extinguishment of debt was included in 1993 results. This extraordinary loss included the call of a $300 million, 7% deep-discount bond issue ($66 million) and payments to terminate interest rate swaps associated with retired commercial paper that was allocated to the funding of discontinued operations ($145 million). The 7% deep-discount bond issue carried an effective yield of 14.6%, and the interest rate swaps, which converted variable to fixed-rate debt, carried an average fixed rate of 9.2%.

Accounting changes
In 1992, net income included a $1.87 billion, or $5.07 per common share, cumulative effect of accounting changes related to the adoption of new accounting for postretirement and postemployment benefits.

Inflation
Reported earnings have been impacted by inflation; however, there is no simple way of separating those effects. Competitive and regulatory conditions permitting, the Company modifies the prices charged for its goods and services in order to recognize cost changes as incurred or as anticipated. By also attempting to control costs and efficiently utilize resources, the Company strives to minimize the effects of inflation on its operations.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
The Company's significant financial capacity and flexibility are exemplified by the quality and liquidity of its assets and by its ability to access multiple sources of capital.
  The retail customer receivables portfolio includes $18.20 billion of owned receivable balances and $4.46 billion of receivables sold through securitization. Domestic and international accounts represent $17.04 and $1.16 billion of the owned portfolio, respectively. The portfolio is geographically diversified in the U.S., Canada and Mexico. The Company extends and monitors retail customer credit based on extensive use of proprietary and commercially available credit histories and scoring models. The Company promptly recognizes uncollectible accounts and emphasizes maintenance of an adequate loss allowance, which is assessed using multiple modeling approaches based on portfolio risk characteristics. Domestic accounts are systematically written off at 210 days delinquent or upon receipt of a bankruptcy notice.
  Merchandise inventories are primarily valued on the last-in, first-out or LIFO method. Inventories would have been $692 million higher at Dec. 31, 1994 if valued on the first-in, first-out or FIFO method. Inventories on a FIFO basis totaled $4.74 billion as of Dec. 31, 1994, as compared to $4.24 billion at Dec. 31, 1993. The increase in inventory levels reflects the expansion of selling space in the department stores and the growth of the free-standing store businesses.
  In the fourth quarter of 1992, the Company recorded a pretax restructuring charge of $2.68 billion to streamline its domestic merchandising operations by focusing on profitable core retail operations. The restructuring program included discontinuing domestic catalog operations, a voluntary early retirement incentive program, closing 113 unprofitable retail department and specialty stores, streamlining or discontinuing various unprofitable merchandise lines and the write-down of underutilized assets to market value.
  The restructuring program was intended to reduce operating costs and improve the Company's competitive position and earnings potential. The restructuring program eliminated approximately 50,000 full-time and part-time positions. The following represents the reserve activity during 1994 and 1993:

- ------------------------------
millions           1994   1993
- ------------------------------
Beginning balance  $647 $2,150
Cash charges        247  1,216
Non-cash charges    216    287
- ------------------------------
Ending balance     $184 $  647
- ------------------------------

  For 1994, the cash charges related primarily to employee termination benefits. For 1993, the cash charges related primarily to operating losses associated with the catalog and other exited businesses. The remaining reserve balance at Dec. 31, 1994 related primarily to commitments remaining under contractual obligations. Management believes that the remaining reserve balance at Dec. 31, 1994 is adequate.

                                     ----

CAPITAL RESOURCES
Strong fundamental operating results and the breadth and depth of capital resources of the Company contributed to a strengthening financial position in 1994.
  Total net funding for the Company at Dec. 31, 1994 was $20.53 billion compared with $20.81 billion at Dec. 31, 1993, which was used primarily to fund retail customer receivables. Net funding includes debt reflected on the balance sheet and investor certificates related to retail customer receivables sold through securitizations, less investments related to funding. During 1994, the Company eliminated debt of $845 million through the transfer of Sears Tower and all related assets and liabilities to a third party as trustee of a trust. Debt was reduced by $2.41 billion as a result of the classification of Allstate and Homart as discontinued operations. Funding related to customer receivables grew during the year as gross customer receivables increased, reflecting the continuing strength of the SearsCharge business. The Company's debt-to-equity ratio, excluding unrealized net capital gains, was 1.5 at Dec. 31, 1994 and 1993.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                                          SEARS, ROEBUCK AND CO.

                                                     Consolidated BALANCE SHEETS

- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                December 31
................................................................................
millions                                                       1994     1993
ASSETS
Current assets
  Cash and invested cash                                    $   548  $ 1,066
  Retail customer receivables                                19,033   16,695
   Less: Allowance for uncollectible accounts and unearned
    finance charges                                             832      789
................................................................................
                                                             18,201   15,906
  Other receivables                                             321    1,062
  Merchandise inventories                                     4,044    3,518
  Prepaid expenses and deferred charges                         303      436
  Deferred income taxes (note 6)                                998    1,264
................................................................................
   Total current assets                                      24,415   23,252
Property and equipment
  Land                                                          371      414
  Buildings and improvements                                  4,041    4,368
  Furniture, fixtures and equipment                           3,777    3,679
  Capitalized leases                                            229      239
................................................................................
                                                              8,418    8,700
  Less accumulated depreciation                               4,165    4,299
................................................................................
   Total property and equipment, net                          4,253    4,401
Deferred income taxes (note 6)                                  607      661
Other assets                                                    806      896
Net assets of discontinued operations (note 4)                7,231    8,701
................................................................................
TOTAL ASSETS                                                $37,312  $37,911
................................................................................
LIABILITIES
Current liabilities
  Short-term borrowings (note 8)                            $ 6,190  $ 4,636
  Current portion of long-term debt and capitalized lease
   obligations (note 8)                                       1,141    2,603
  Restructuring reserves                                        184      647
  Accounts payable and other liabilities                      5,123    5,214
  Unearned revenues                                             795      772
  Other taxes                                                   480      437
................................................................................
   Total current liabilities                                 13,913   14,309
Long-term debt and capitalized lease obligations (note 8)     8,844    8,187
Postretirement benefits (note 7)                              2,810    2,743
Minority interest and other liabilities                         944    1,008
................................................................................
TOTAL LIABILITIES                                            26,511   26,247
................................................................................
COMMITMENTS AND CONTINGENT LIABILITIES (notes 9, 10, 12, 13)
SHAREHOLDERS' EQUITY (note 13)
Preferred shares ($1 par value, 50 shares authorized)
 8.88% Preferred Shares, First Series (3.25 shares issued
 and outstanding)                                               325      325
 Series A Mandatorily Exchangeable Preferred Shares (7.1875
  shares issued and outstanding)                              1,236    1,236
Common shares ($.75 par value, 1,000 shares authorized,
 351.7 and 350.8 shares outstanding)                            294      294
Capital in excess of par value                                2,385    2,354
Retained income                                               8,918    8,163
Treasury stock (at cost)                                     (1,690)  (1,704)
Deferred ESOP expense (note 7)                                 (558)    (614)
Unrealized net capital gains                                     32    1,674
Cumulative translation adjustments                             (141)     (64)
................................................................................
TOTAL SHAREHOLDERS' EQUITY                                   10,801   11,664
................................................................................
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $37,312  $37,911

................................................................................
See accompanying notes.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION CONTINUED
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
  The Company accesses a variety of capital markets to preserve flexibility and diversify its funding sources. The broad access to capital markets also allows the Company to effectively manage liquidity and repricing risk. Liquidity risk is the measure of the Company's ability to fund maturities and provide for the operating needs of its businesses. Repricing risk is the impact on net income due to changes in interest rates. The Company's cost of funds is affected by a variety of general economic conditions, including the level and volatility of interest rates. To aid in the management of repricing risk, the Company uses off-balance-sheet instruments, such as interest rate swaps and caps. The
Company has policies that centrally govern the use of off-balance-sheet instruments.
  The current debt ratings of the Company appear in the table below. The
Company believes that its debt ratings continue to afford cost-effective access to the capital markets and it will continue to obtain funds on a competitive and cost-effective basis after the proposed Allstate distribution.

- ----------------------------------------------------------------------
                                 Moody's              Duff &     Fitch
                               Investors              Phelps Investors
                               Services, Standard     Credit   Service
                                    Inc. & Poor's Rating Co.      Inc.
- ----------------------------------------------------------------------
Unsecured long-term debt              A2      BBB         A-         A
Unsecured commercial paper           P-1      A-2        D-1       F-1
Term securitization                  Aaa      AAA        AAA       AAA
Asset-backed commercial paper        P-1 A-1+/A-1         NR        NR
- ----------------------------------------------------------------------

NR--Not rated.

  The Company issues commercial paper through Sears Roebuck Acceptance Corp.
(SRAC) and through the Sears Credit Corp. (SCC) entities. SRAC's total commercial paper outstandings were $4.91 and $2.48 billion at Dec. 31, 1994 and 1993, respectively. The increase in 1994 supported the Company's 1994 refinancing goal of raising the percentage of floating-rate funding to total funding from the level at Dec. 31, 1993. Commercial paper outstandings decreased by $6.04 billion in 1993 due to the paydown of commercial paper from strategic repositioning proceeds and lower funding needs to support continuing businesses. With ratings in the highest category from three nationally recognized debt rating agencies, SRAC is a tier one issuer of commercial paper, which broadens access within the commercial paper market.
  Commercial paper issuance is supported by SRAC's $4.50 billion syndicated credit facility that expires in 1999 and $600 million in uniform bilateral credit agreements. In 1994, SRAC borrowed $845 million of term loans with original maturities between two and five years.
  The commercial paper issued by SCC is collateralized by SearsCharge receivables and allows for the cost-effective management of certain of the Company's term securitization issues. At Dec. 31, 1994 and 1993, SCC commercial paper outstandings were $1.75 billion, supported by syndicated credit facilities of $1.82 billion.
  The Company uses a continuously offered medium-term note program to average interest rates on a portion of its term senior unsecured financings. Variable-rate notes totaling $705 million were issued in 1994 at an average maturity of
2.3 years. Fixed-rate issuances in 1994 totaled $476 million with a weighted average coupon of 6.6% and an average term of 4.3 years. The Company also issues larger discrete senior debt offerings from time to time. In January 1994, it issued $300 million of 6.25% notes, due in 2004.
  The Company securitizes credit card receivables to access intermediate-term investors in a cost-effective manner. These securities are rated in the highest category by the national rating agencies. The Company issued $1.31 billion of domestic, fixed-rate term securitizations in 1994 at an average coupon of 7.1%. As of Dec. 31, 1994, there were $7.22 billion of investor certificates outstanding, which were backed by $3.95 billion of sold domestic retail customer receivables and $3.27 billion of other investments.
  On Mar. 20, 1995, the Company exchanged all of its 28.8 million Series A Mandatorily Exchangeable Preferred Shares (PERCS) for 35.7 million common shares of the Company. The exchange will not dilute earnings per share as the PERCS are reflected in the Company's earnings per share calculation.
  The Company is currently in the middle of a five-year, $4 billion capital expenditure program, which began in 1993. The program is primarily focused on expanding the Company's revenue opportunities. The capital expended during the past three years has been used as follows:

- --------------------------------------------------------
millions                                  1994 1993 1992
- --------------------------------------------------------
Department stores, primarily remodel and
 expansion efforts                        $673 $306 $339
Free-standing formats                      106   82   70
Cost and productivity initiatives          141  109  179
Corporate                                   34   65  225
- --------------------------------------------------------
Total capital expenditures                $954 $562 $813
- --------------------------------------------------------

  The Company plans capital expenditures for 1995 of $1.2 billion (including leases) which includes the remodeling and upgrade of merchandise presentations in approximately 109 existing department stores, 17 new department stores, 50 new Sears Hardware stores, 30 new Homelife stores and 62 new Western Auto stores.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                                          SEARS, ROEBUCK AND CO.

                                                         Consolidated STATEMENTS

                                                                   of CASH FLOWS
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                      Year Ended December 31
................................................................................
millions                                                 1994    1993     1992
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                     $ 1,454  $2,374  $(3,932)
Adjustments to reconcile net income (loss) to net
 cash provided by
 (used in) operating activities
  Depreciation, amortization and other noncash items      601     645      719
  Cumulative effect of accounting changes                  --      --    2,440
  Restructuring charges                                    --      --    2,782
  Extraordinary (gain) loss related to early extin-
   guishment of debt                                     (319)    107       --
  Provision for uncollectible accounts                    698     821      910
  Gain on sales of subsidiaries' stock                     --      --      (91)
  Loss (gain) on sales of property and investments        (22)    (73)      36
  Change in deferred income taxes                         359     341   (2,163)
  Increase in retail customer receivables              (3,199) (2,868)  (1,325)
  Decrease (increase) in merchandise inventories         (594)    514      357
  Decrease (increase) in other operating assets           622    (111)    (329)
  Increase (decrease) in other operating liabilities     (148)   (865)     200
  Discontinued operations                                (402) (1,960)     610
................................................................................
   NET CASH PROVIDED BY (USED IN) OPERATING
    ACTIVITIES                                           (950) (1,075)     214
................................................................................
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of investments                         16     364       60
Proceeds from sales of property and equipment              26      10        4
Purchases of property and equipment                      (954)   (562)    (813)
Discontinued operations--net                              233   1,289     (273)
................................................................................
   NET CASH PROVIDED BY (USED IN) INVESTING
    ACTIVITIES                                           (679)  1,101   (1,022)
................................................................................
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt                            2,798     707    1,348
Repayments of long-term debt                           (2,717) (1,537)  (1,678)
Increase (decrease) in short-term borrowings, pri-
 marily 90 days or less                                 1,617     980     (938)
Proceeds from sales of subsidiaries' stock                 --      --      162
Repayments from ESOP                                       69      15       10
Mandatorily exchangeable preferred shares issued           --      --    1,205
Common shares issued for employee stock plans              45     193       81
Dividends paid to shareholders                           (698)   (727)    (779)
................................................................................
   NET CASH PROVIDED BY (USED IN) FINANCING
    ACTIVITIES                                          1,114    (369)    (589)
................................................................................
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND INVESTED
 CASH                                                      (3)     (1)      (3)
................................................................................
NET DECREASE IN CASH AND INVESTED CASH                   (518)   (344)  (1,400)
................................................................................
CASH AND INVESTED CASH AT BEGINNING OF YEAR             1,066   1,410    2,810
................................................................................
CASH AND INVESTED CASH AT END OF YEAR                 $   548  $1,066  $ 1,410

................................................................................
See accompanying notes.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION CONTINUED
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
OPERATING, INVESTING AND FINANCING ACTIVITIES
Cash flows from operating activities consist primarily of net income adjusted for certain noncash expense items, including depreciation and the provision for uncollectible accounts, changes in receivables, inventories and deferred taxes.
  Cash used in operations in 1994 decreased $125 million, compared with 1993.
The change was due to higher income from continuing operations, a decrease in other operating assets and a smaller decrease in other operating liabilities compared to 1993. These changes were partially offset by an increase in merchandise inventories, a larger increase in owned retail customer receivables compared with 1993 and a lower provision for uncollectible accounts. The decrease in other operating assets was primarily due to changes in receivables related to the Company's outstanding domestic pass-through certificates. The increase in owned retail customer receivables was due to higher gross retail customer receivables partially offset by lower liquidations of outstanding domestic pass-through certificates. Net liquidations of outstanding domestic pass-through certificates increased owned receivables by $1.23 billion in 1994 compared with $1.94 billion in 1993. Merchandise inventories increased as a result of expansion of selling space in the department stores and the growth of the free-standing store businesses.
  Cash provided by operations declined $1.29 billion in 1993 compared with 1992. The loss from continuing operations in 1992 included a non-cash restructuring charge of $2.78 billion. The decline in 1993 cash from operations was primarily due to increases in owned retail customer receivables partially offset by higher income from continuing operations. Cash payments in 1993 related to the restructuring reserve were mainly offset by the decrease in the corresponding deferred tax asset and the liquidation of exited businesses' inventories.
  Net cash used in investing activities increased in 1994 primarily due to a decrease in cash provided by discontinued operations and a higher level of expenditures for property and equipment related to the store remodeling program. The most significant investing activities in 1993 were purchases of property and equipment.
  Net cash provided by financing activities in 1994 was primarily due to increases in short-term borrowings supporting higher owned retail customer receivable balances, resulting from the decrease in receivables sold through securitizations.
  In 1993, financing activities consisted primarily of repayment of debt from proceeds of the Company's strategic repositioning. Cash used in financing activities was also affected by an increased level of debt due to the increase in the amount of owned retail customer receivables.
  The Company paid cash dividends of $1.60 per common share in 1994, the 59th consecutive year of payout. It is currently expected that, if the proposed Allstate distribution occurs, the sum of the annual dividends to be received by a Sears common shareholder who retains the Allstate common stock received in the distribution will be approximately $1.64. It is expected that the Company will pay approximately $0.92 of this amount. The payment of common dividends is dependent upon the Company's earnings and internal investment opportunities.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                                          SEARS, ROEBUCK AND CO.

                                                         Consolidated STATEMENTS

                                                         of SHAREHOLDERS' EQUITY
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                         Year Ended December 31
.....................................................................................
                                   1994     1993     1992     1994     1993     1992
.....................................................................................
                                      $ millions             shares in thousands
8.88% PREFERRED SHARES, FIRST
 SERIES (note 13)
Balance, beginning of year      $   325  $   325  $   325    3,250    3,250    3,250
Issued during year                   --       --       --       --       --       --
.....................................................................................
Balance, end of year            $   325  $   325  $   325    3,250    3,250    3,250
.....................................................................................
SERIES A MANDATORILY
 EXCHANGEABLE
 PREFERRED SHARES (note 13)
Balance, beginning of year      $ 1,236  $ 1,236  $    --    7,188    7,188       --
Issued during year                   --       --    1,236       --       --    7,188
.....................................................................................
Balance, end of year            $ 1,236  $ 1,236  $ 1,236    7,188    7,188    7,188
.....................................................................................
COMMON SHARES
Balance, beginning of year      $   294  $   291  $   290  391,752  387,514  386,057
Stock options exercised and
 other changes                       --        3        1      558    4,238    1,457
.....................................................................................
Balance, end of year                294      294      291  392,310  391,752  387,514
.....................................................................................
CAPITAL IN EXCESS OF PAR VALUE
Balance, beginning of year        2,354    2,195    2,154
Stock options exercised and
 other changes                       31      159       41
.....................................................................................
Balance, end of year              2,385    2,354    2,195
.....................................................................................
RETAINED INCOME
Balance, beginning of year        8,163    8,772   13,514
Net income (loss)                 1,454    2,374   (3,932)
Preferred share dividends
 (note 13)                         (137)    (137)    (120)
Common share dividends ($1.60,
 $1.60 and $2.00 per share)        (562)    (558)    (690)
Distribution of Dean Witter,
 Discover & Co. shares               --   (2,288)      --
.....................................................................................
Balance, end of year              8,918    8,163    8,772
.....................................................................................
TREASURY STOCK (AT COST)
Balance, beginning of year       (1,704)  (1,734)  (1,746) (40,904) (41,670) (41,961)
Reissued under compensation
 plans                               14       30       12      334      766      291
.....................................................................................
Balance, end of year             (1,690)  (1,704)  (1,734) (40,570) (40,904) (41,670)
.....................................................................................
DEFERRED ESOP EXPENSE (note 7)
Balance, beginning of year         (614)    (700)    (740)
Reductions                           56       86       40
.....................................................................................
Balance, end of year               (558)    (614)    (700)
.....................................................................................
UNREALIZED NET CAPITAL GAINS
Balance, beginning of year        1,674      428      365
Net increase (decrease)          (1,642)   1,246       63
.....................................................................................
Balance, end of year                 32    1,674      428
.....................................................................................
CUMULATIVE TRANSLATION
 ADJUSTMENTS
Balance, beginning of year          (64)     (40)      26
Net unrealized loss during
 year                               (77)     (24)     (66)
.....................................................................................
Balance, end of year               (141)     (64)     (40)
.....................................................................................
TOTAL COMMON SHAREHOLDERS'
 EQUITY AND
 SHARES OUTSTANDING             $ 9,240  $10,103  $ 9,212  351,740  350,848  345,844
.....................................................................................
TOTAL SHAREHOLDERS' EQUITY      $10,801  $11,664  $10,773
.....................................................................................
See accompanying notes.

12

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION
The consolidated financial statements include the accounts of Sears, Roebuck and Co. and all significant domestic and international companies in which the Company has more than a 50% equity ownership. Investments in companies in which the Company has a 20% to 50% ownership are accounted for using the equity method. The Allstate Corporation (Allstate), Dean Witter, Discover & Co. (Dean Witter), the Coldwell Banker residential services businesses and Homart Development Co. and affiliated entities (Homart) are presented as discontinued operations.
  Although not a part of the financial statements, included with the consolidated statements is a five-year summary of consolidated financial data.
  Certain reclassifications have been made in the 1993 and 1992 financial statements to conform to current accounting classifications.

                                      ---

FISCAL YEAR
In 1994, the Company changed its fiscal year-end from Dec. 31 to a 52 or 53 week year ending on the Saturday closest to Dec. 31.

                                      ---

MERCHANDISE SALES AND SERVICES
Revenues from merchandise sales and services are net of returns and allowances and exclude sales tax. Revenues from licensed departments, which previously were recorded based on net commissions received, are included on a gross basis. Included in merchandise sales and services are gross revenues from licensed departments of $1.07, $1.03 and $1.15 billion for 1994, 1993 and 1992, respectively.

                                      ---

MAINTENANCE AGREEMENTS
The Company sells extended service contracts with terms of coverage between 12 and 36 months. Revenue and incremental direct acquisition costs from the sale of these contracts are deferred and amortized on a straight-line basis over the lives of the contracts. Costs related to servicing the contracts are expensed as incurrred.

                                      ---

STORE PRE-OPENING EXPENSES
Costs associated with the opening of new stores are expensed in the year incurred.

                                      ---

SALE OF SUBSIDIARY'S STOCK
Gains or losses are recognized on the sale of a subsidiary's stock based on the difference between the offering price and the Company's carrying amount of such stock, unless the sale is part of a broader corporate reorganization.

                                      ---

EARNINGS (LOSS) PER COMMON SHARE
Earnings (loss) per common share is computed based on the weighted average number of common and common equivalent shares (dilutive stock options) outstanding and after adjustment for dividends of $29 million in 1994, 1993 and 1992 on the 8.88% Preferred Shares. The Series A Mandatorily Exchangeable Preferred Shares (PERCS) are considered common stock due to their mandatory conversion into common stock and the dividends thereon are not deducted from net income (loss) for purposes of calculating earnings (loss) per common share. Refer to note 13 for discussion of the Company's election to exchange the PERCS on Mar. 20, 1995.
  For the year ended Dec. 31, 1992, the inclusion of the PERCS as common shares resulted in an anti-dilutive impact on the loss per common share calculation. Excluding the PERCS from common shares, the loss from continuing operations and net loss per common share would have been $5.59 and $11.73, respectively. The net loss applicable to common shares, including all preferred share dividends, for the year ended Dec. 31, 1992 was $4.05 billion.

                                      ---

CASH AND INVESTED CASH
Cash and invested cash is defined to include all highly liquid investments with maturities of three months or less.

                                      ---

RETAIL CUSTOMER RECEIVABLES
Retail customer receivables at Dec. 31, 1994 include approximately $8.3 billion of domestic accounts and $382 million of Canadian accounts which will not become due within one year. These receivables are expected to earn finance charge revenue at annual percentage rates ranging from 9.75% to 21.0% for domestic accounts and 28.8% for Canadian accounts.
  Retail customer receivables are shown net of an allowance for uncollectible accounts. When receivables are securitized and sold with recourse, the portion of the allowance for uncollectible accounts pertaining to such receivables is transferred to a recourse liability at the date of sale. Factors such as prior account loss experience, changes in the volume of the account portfolio and overall portfolio quality are considered in determining the allowance and the recourse liability.

                                      ---

MERCHANDISE INVENTORIES
Merchandise inventories of domestic operations are valued primarily at the lower of cost (using the last-in, first-out or LIFO method) or market by application of internally developed price indices to estimate the effects of inflation in merchandise inventories.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
SEARS, ROEBUCK AND CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
  The LIFO adjustment to cost of sales was a credit of $34 million in 1994, compared with a charge of $5 million in 1993 and a credit of $18 million in 1992. Partial liquidation of merchandise inventories valued under the LIFO method in all three years resulted in credits of $3, $74 and $39 million in 1994, 1993 and 1992, respectively. If the first-in, first-out (FIFO) method of inventory valuation had been used instead of the LIFO method, merchandise inventories would have been $692 and $726 million higher at Dec. 31, 1994 and 1993, respectively.
  Merchandise inventories of international operations, Western Auto and Puerto Rico, which represent approximately 16% of merchandise inventories, are stated at the lower of cost (using the first-in, first-out or FIFO method) or market.

                                      ---

PROPERTY AND EQUIPMENT
Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided principally by the straight-line method over the estimated useful lives of the related assets, generally 5 to 10 years for equipment and 40 to 50 years for real property. Accumulated depreciation was $4.17 and $4.30 billion at Dec. 31, 1994 and 1993, respectively.

                                      ---

INCOME TAXES
The consolidated federal income tax return of Sears, Roebuck and Co. includes results of the domestic operations of both the continuing business groups and discontinued operations. Tax liabilities and benefits are allocated as generated by the respective businesses, whether or not such benefits would be currently available on a separate return basis.

                                      ---

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
The Company utilizes various off-balance-sheet financial instruments to manage the interest rate and market risk associated with its borrowings. The counterparties to these instruments are major financial institutions with credit ratings of primarily AA.
  Interest rate swap agreements modify the interest characteristics of a portion of the Company's debt. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense in the statement of income. The related accrued receivable or payable is included in other assets or liabilities. The fair values of the swap agreements are not recognized in the financial statements.
  Interest rate caps are used to lock in a maximum rate if rates rise, but enable the Company to otherwise pay lower market rates. The cost of interest rate caps is amortized to interest expense over the life of the caps. Payments received due to the interest rate caps reduce interest expense. The unamortized cost of the interest rate caps is included in other assets.

                                      ---

2. ACCOUNTING CHANGES
Effective Jan. 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits," for all domestic and foreign postretirement and postemployment benefit plans by immediately recognizing the transition amounts. The Company previously expensed the cost of these benefits, which consist of health care and life insurance, as claims were incurred.

                                      ---

3. SALES OF SUBSIDIARIES' STOCK
In March 1992, the Company and Sears Roebuck de Mexico, S.A. de C.V. (Sears Mexico) sold, in a series of transactions, common stock of Sears Mexico representing 25% of the Company's ownership. These transactions resulted in an after-tax gain of $55 million.
  In September 1992, Sears Canada Inc. (Sears Canada), a subsidiary of the Company, completed a primary offering of common stock diluting the Company's ownership in Sears Canada to 61.2%, resulting in a $5 million loss to the Company.

                                      ---

4. DISCONTINUED OPERATIONS
Income (loss) from discontinued operations was as follows:

- -------------------------------------------------------------------------------
                                                      Year Ended December 31
- -------------------------------------------------------------------------------
millions                                                    1994   1993   1992
- -------------------------------------------------------------------------------
Operating income (loss), less income tax expense (benefit)
 of $(256), $240 and $(775)                                 $402 $1,389  $(247)
Gain from Allstate's initial public offering                  --    635     --
Loss on disposal, including income tax expense of $22         --    (64)    --
- -------------------------------------------------------------------------------
Total                                                       $402 $1,960  $(247)
- -------------------------------------------------------------------------------

  In November 1994, the Company announced it intends to distribute in a tax-free dividend to the Company's common shareholders its 80.3% ownership interest of Allstate. The distribution proposal was approved by shareholders at a special meeting held on Mar. 31, 1995 and further considered by the Company's Board of Directors at their May 1995 meeting. The declaration of the distribution by the Company's Board of Directors is expected to occur in mid-1995, but is subject to market conditions, a favorable tax ruling or opinion on the tax-free nature of the distribution and certain other conditions.
  If the distribution occurs, shareholders' equity will be reduced by approximately the Company's investment in Allstate. At Dec. 31, 1994, the Company's investment in
14

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
Allstate was $6.76 billion. In addition, The Savings and Profit Sharing Fund of Sears Employees, which includes an Employee Stock Ownership Plan (the ESOP), will be split into two different plans, a plan for employees of the Company and its affiliates other than Allstate and a plan for Allstate employees. The ESOP will be split with 50% of the unallocated shares in the ESOP and 50% of the ESOP debt being transfered to the Allstate plan. In connection with this transfer, Allstate will purchase from the Company 50% of the Company's remaining loan to the ESOP. The purchase price is expected to be $327 million.
See note 7 for further information on the ESOP. In addition, the Company repaid in April 1995 a $450 million note payable to Allstate related to a capital contribution in 1990.
  The summarized operating results of Allstate were as follows:

- -------------------------------------------------------------------------
                                                Year Ended December 31
- -------------------------------------------------------------------------
millions                                          1994     1993     1992
- -------------------------------------------------------------------------
Revenues                                       $21,464  $20,946  $20,228
Costs and expenses                              21,237   19,570   21,653
- -------------------------------------------------------------------------
Income (loss) before income taxes (benefit)        227    1,376   (1,425)
Income taxes (benefit)                            (257)      75     (926)
- -------------------------------------------------------------------------
The Allstate Corporation income (loss) before
 cumulative effect of accounting changes           484    1,301     (499)
Minority interest                                  (96)    (141)      --
Cumulative effect of accounting changes             --       --     (326)
- -------------------------------------------------------------------------
Income (loss)                                  $   388  $ 1,160  $  (825)
- -------------------------------------------------------------------------

  The assets and liabilities of Allstate, which have been reclassified on the balance sheet to net assets of discontinued operations, are summarized as follows:

- ----------------------------------------------------------------------------
                                                                 December 31
- ----------------------------------------------------------------------------
millions                                                        1994    1993
- ----------------------------------------------------------------------------
ASSETS
Investments                                                  $48,179 $48,791
Premium installment receivables                                2,316   1,964
Deferred policy acquisition costs                              2,074   1,511
Reinsurance recoverables                                       1,867   1,916
Deferred income taxes                                          1,728     444
Other assets                                                   2,405   2,450
Separate Accounts                                              2,800   2,282
- ----------------------------------------------------------------------------
 Total assets                                                $61,369 $59,358
- ----------------------------------------------------------------------------
LIABILITIES
Reserve for property-liability insurance and claims expense  $16,933 $15,683
Reserve for life insurance policy benefits                     5,224   4,942
Contractholder funds                                          17,974  16,811
Unearned premiums                                              5,908   5,729
Other liabilities                                              4,104   3,611
Separate Accounts                                              2,800   2,282
- ----------------------------------------------------------------------------
 Total liabilities                                            52,943  49,058
- ----------------------------------------------------------------------------
MINORITY INTEREST                                              1,666   2,049
- ----------------------------------------------------------------------------
CAPITAL                                                      $ 6,760 $ 8,251
- ----------------------------------------------------------------------------

  The Company is pursuing a divestiture of Homart. The Company anticipates that the divestiture will be completed by Dec. 30, 1995 and no loss is expected to be incurred.
  In March 1993, Dean Witter completed a primary initial public offering of 19.9% of its common stock. The Company did not recognize a gain on this transaction. On June 18, 1993, the Company's Board of Directors approved a tax-free spin-off of Dean Witter to the Company's common shareholders. Sears common shareholders of record on June 28, 1993 received, effective June 30, 1993, .39 shares of Dean Witter for each Sears common share owned. This transaction resulted in a noncash dividend to Sears common shareholders totaling $2.29 billion.
  In May 1993, the Company entered into separate agreements to sell the Coldwell Banker residential business and the mortgage banking operations. A $64 million after-tax loss was recorded in the second quarter of 1993 primarily due to adverse income tax effects related to the sale of Sears Savings Bank. These sales were completed in the fourth quarter of 1993.
  The operating results of the discontinued operations, other than Allstate, are summarized below:

- ---------------------------------------------------------------------
                                            Year Ended December 31
- ---------------------------------------------------------------------
millions                                         1994   1993    1992
- ---------------------------------------------------------------------
Dean Witter
 Revenues                                          -- $2,832  $5,233
 Income                                            --    248     434
Coldwell Banker residential services businesses
 Revenues                                          -- $1,204  $1,523
 Income (loss)                                     --     (8)     74
Homart
 Revenues                                        $266 $  234  $  222
 Income (loss)                                     14    (11)   (256)
- ---------------------------------------------------------------------


                                      ---

5. RESTRUCTURING
The Company recorded a pretax charge in the fourth quarter of 1992 of $2.68 billion related to discontinuing its domestic catalog operations, offering a voluntary early retirement program to certain salaried associates, closing unprofitable retail department and specialty stores, streamlining or discontinuing various unprofitable merchandise lines and the writedown of underutilized assets to market value.
  During the first quarter of 1992, the Company recorded a $106 million pretax charge for severance costs related to cost reduction programs for commission sales and headquarters staff in domestic merchandising.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
SEARS, ROEBUCK AND CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
6. INCOME TAXES
Income (loss) before income taxes (benefit) was as follows:

- ---------------------------------
          Year Ended December 31
- ---------------------------------
millions    1994    1993    1992
- ---------------------------------
Domestic  $1,411  $905   $(2,814)
Foreign       60    49       (37)
- ---------------------------------
Total     $1,471  $954   $(2,851)
- ---------------------------------

  Federal, state and foreign taxes were as follows:

- -------------------------------------------------------------
                                 Year Ended December 31
- -------------------------------------------------------------
millions                         1994       1993       1992
- -------------------------------------------------------------
Federal income tax
 Current                        $  324     $  (35) $      49
 Deferred                          171        295       (903)
State income tax
 Current                            45         (5)       (14)
 Deferred                           38         57       (152)
Foreign income tax
 Current                            51          8         (4)
 Deferred                          (15)         9        (15)
- -------------------------------------------------------------
Income tax provision (benefit)  $  614     $  329  $  (1,039)
- -------------------------------------------------------------

  A reconciliation of the statutory federal income tax rate to the effective rate was as follows:

- ------------------------------------------------
                     Year Ended December 31
- ------------------------------------------------
                             1994  1993   1992
- ------------------------------------------------
Statutory federal income
 tax rate (benefit)          35.0% 35.0% (34.0)%
State income taxes, net of
 federal income taxes         3.8   3.6   (3.8)
Deferred income taxes
 adjustment for rate change    --  (6.0)    --
Other                         2.9   1.9    1.3
- ------------------------------------------------
Effective income tax rate
 (benefit)                   41.7% 34.5% (36.5)%
- ------------------------------------------------

  Deferred taxes were recorded based upon differences between the financial statement and tax bases of assets and liabilities and available tax carryforwards. The following deferred taxes were recorded:

- -----------------------------------------------------
                                        December 31
- -----------------------------------------------------
Assets/(Liabilities) in millions    1994    1993
- -----------------------------------------------------
Unearned maintenance income       $  294  $  336
Loan loss reserves                   362     346
Alternative minimum tax credit        57      37
Workers' compensation reserve         62      50
Public liability claims reserve       60      50
Postretirement benefit liability   1,146   1,106
Restructuring reserves               182     400
Other deferred tax assets            605     671
Fixed assets                        (527)   (381)
Prepaid pension                     (159)   (157)
LIFO                                (169)   (134)
Other deferred tax liabilities      (308)   (399)
- -----------------------------------------------------
Total                             $1,605  $1,925
- -----------------------------------------------------

  U.S. income and foreign withholding taxes were not provided on certain unremitted earnings of international affiliates which the Company considers to be permanent investments. The cumulative amount of unremitted income for which income taxes have not been provided totaled $341 million at Dec. 31, 1994. Upon remittance of these earnings, taxes of $160 million would be paid.
  Income taxes of $470, $(171) and $362 million were paid (refunded) in 1994, 1993 and 1992, respectively. The Company has $57 million of tax credits that can be carried forward indefinitely resulting from alternative minimum tax payments. Net operating loss carryforwards from Canadian operations of $11 and $43 million will expire in 1999 and 2000, respectively.

                                      ---

7. BENEFIT PLANS
Expenses for retirement and savings-related benefit plans were as follows:

- ---------------------------------------------------------------------
                                           Year Ended December 31
- ---------------------------------------------------------------------
millions                                            1994  1993  1992
- ---------------------------------------------------------------------
Savings and Profit Sharing Fund of Sears Employees
 Defined contribution                               $ 61  $ 64  $  1
 Additional ESOP expense (benefit)                    (4)  (23)   47
Pension plans                                        (61)  (45)  (18)
Retiree insurance benefits                           232   249   243
Other plans                                            8    18    18
- ---------------------------------------------------------------------
Total                                               $236  $263  $291
- ---------------------------------------------------------------------

                                      ---

PROFIT SHARING FUND
Most domestic employees are eligible to become members of The Savings and Profit Sharing Fund of Sears Employees (the Fund). Beginning in 1994, the Company contribution is based on 6% of consolidated income, as defined, for the participating companies. Company contributions are limited to 70% of eligible deposits. Contributions are allocated to participating companies based on eligible deposits made by their employees.
  In 1993 and 1992, the Company contributed up to 35% of eligible deposits by Fund participants, and at the Company's discretion an additional contribution of up to 35% of eligible deposits. Total Company contributions could not exceed 6% of consolidated income, as defined.
  The Fund includes an Employee Stock Ownership Plan (the ESOP) to prefund a portion of the Company's anticipated contribution through 2004. The Company loaned the ESOP $800 million which it used to purchase
21.9 million (increased to 27.2 million as a result of the Dean Witter spin-off) Sears common shares in the open market. The loan is repaid with dividends on ESOP shares and Company contributions. The additional ESOP expense

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(benefit) included in the benefit plan expense table was computed as follows:

- ----------------------------------------------------------------
                                        Year Ended December 31
- ----------------------------------------------------------------
millions                                1994     1993     1992
- ----------------------------------------------------------------
Interest expense recognized by ESOP   $    64  $    71  $    72
Less dividends accrued on ESOP shares     (43)     (40)     (46)
Cost of shares allocated to employees
 and plan expenses                         56       71       42
- ----------------------------------------------------------------
                                           77      102       68
ESOP expense attributable to
 discontinued operations                  (24)     (63)     (21)
Reduction of defined contribution
 due to ESOP                              (57)     (62)      --
- ----------------------------------------------------------------
Additional ESOP expense (benefit)     $    (4) $   (23) $    47
- ----------------------------------------------------------------

  The Company contributed $91, $45 and $36 million to the ESOP in 1994, 1993 and 1992, respectively. At Dec. 31, 1994, total committed to be released, allocated and unallocated ESOP shares were 2.0, 5.6 and 19.6 million, respectively. Refer to note 4 for a discussion of the proposed split of the ESOP.

                                      ---

PENSION PLANS
Substantially all domestic full-time and certain part-time employees are eligible to participate in noncontributory defined benefit plans after meeting age and service requirements. Substantially all Canadian employees are eligible to participate in contributory defined benefit plans. Pension benefits are based on length of service, compensation and, in certain plans, Social Security or other benefits. Funding for the various plans of the Company is determined using various actuarial cost methods, and amounted to $81, $12 and $13 million for 1994, 1993 and 1992, respectively.
  Pension benefit was comprised of the following:

- --------------------------------------------------------------
                                    Year Ended December 31
- --------------------------------------------------------------
millions                                   1994   1993   1992
- --------------------------------------------------------------
Benefits earned during the period         $  81  $  74  $ 108
Interest on projected benefit obligation    196    225    210
Actual return on plan assets                 12   (514)  (134)
Net amortization and deferral              (350)   170   (202)
- --------------------------------------------------------------
Pension benefit                           $ (61) $ (45) $ (18)
- --------------------------------------------------------------

  The weighted average discount rate and rate of increase in compensation used in determining the actuarial present value of the projected benefit obligations were 9.0% and 4.0% in 1994, 7.5% and 3.75% in 1993 and 8.5% and 5.5% in 1992.
The expected long-term rate of return on plan assets used in determining net periodic pension cost was 9.5% in 1994, 1993 and 1992.
  The plans' funded status was as follows:

- ------------------------------------------------------------------------------
                                                               December 31
- ------------------------------------------------------------------------------
                                             1994                1993
- ------------------------------------------------------------------------------
                                         Assets   Accumu-    Assets   Accumu-
                                         exceed     lated    exceed     lated
                                        accumu-  benefits   accumu-  benefits
                                          lated    exceed     lated    exceed
 millions                              benefits    assets  benefits    assets
- ------------------------------------------------------------------------------
 Actuarial present value of benefit
  obligations
  Vested benefit obligation              $1,718      $ 71    $2,770     $ 130
- ------------------------------------------------------------------------------
  Accumulated benefit obligation         $1,842      $ 72    $2,921     $ 132
- ------------------------------------------------------------------------------
  Projected benefit obligation (PBO)     $2,027      $ 77    $3,081     $ 152
 Plan assets at fair value, primarily
  publicly traded stocks and bonds        2,070         6     3,225        --
- ------------------------------------------------------------------------------
 PBO less than (in excess of) plan
  assets                                     43       (71)      144      (152)
 Unrecognized net loss                      329        12       393        17
 Unrecognized prior service cost             58        --        66        --
 Unrecognized transitional (asset)
  obligation                                (64)       --      (154)       --
 Adjustment required to recognize
  minimum liability                          --       (13)       --       (14)
- ------------------------------------------------------------------------------
 Prepaid (accrued) pension
  cost in the Balance Sheet at
  Dec. 31                                $  366      $(72)   $  449     $(149)
- ------------------------------------------------------------------------------

  Included in the Company's 1992 restructuring charges were pension termination costs and settlement charges of $233 and $141 million, respectively, which were partially offset by curtailment gains of $75 million.


                                      ---

RETIREE INSURANCE BENEFITS
The Company provides certain health care and life insurance benefits for retired employees. Generally, qualified employees may become eligible for these benefits if they retire in accordance with the Company's established retirement policy and are continuously insured under the Company's group plans or other approved plans for 10 or more years immediately prior to retirement. The Company shares the cost of the retiree medical benefits with retirees based on years of service. The Company's share is subject to a 5% limit on annual medical inflation after retirement. The Company's postretirement benefit plans are not funded. The Company has the right to modify or terminate these plans.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
SEARS, ROEBUCK AND CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
  Postretirement benefit expense was comprised of the following:

- ------------------------------------------------------
                               Year Ended December 31
- ------------------------------------------------------
millions                                1994 1993 1992
- ------------------------------------------------------
Benefits earned during the period       $ 35 $ 30 $ 36
Interest on accumulated postretirement
 benefit obligation                      197  219  207
- ------------------------------------------------------
Postretirement benefit expense          $232 $249 $243
- ------------------------------------------------------

  Included in the Company's 1992 restructuring charges were postretirement termination costs of $76 million and postretirement curtailment losses of $61 million.
  The plans' funded status was as follows:

- ---------------------------------------------------------------------------
                                                               December 31
- ---------------------------------------------------------------------------
millions                                                       1994   1993
- ---------------------------------------------------------------------------
Accumulated postretirement benefit obligation
 Retirees                                                    $2,097 $2,422
 Fully eligible active plan participants                        151    220
 Other active plan participants                                 258    388
- ---------------------------------------------------------------------------
Accumulated postretirement benefit obligation                 2,506  3,030
 Unrecognized gain (loss)                                       304   (287)
- ---------------------------------------------------------------------------
Accrued postretirement benefit cost in the Balance Sheet at
 Dec. 31                                                     $2,810 $2,743
- ---------------------------------------------------------------------------

  The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 9.0% in 1994 and 7.5% in 1993.
  The weighted average health care cost trend rate used in measuring the postretirement benefit expense was
12.5% in 1995 gradually declining to 6% in 2007 and remaining at that level thereafter. A one percentage point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation by $57 million and would increase the annual postretirement benefit expense by $8 million.

                                      ---

8. BORROWINGS
Short-term borrowings consisted of:

- --------------------------------------------------
                                     December 31
- --------------------------------------------------
millions                             1994    1993
- --------------------------------------------------
Commercial paper                   $5,919  $4,133
Bank loans                             98     107
Agreements with bank trust
 departments                           87     140
Other loans (principally foreign)      86     256
- --------------------------------------------------
Total short-term borrowings        $6,190  $4,636
Weighted average interest rate at
 Dec. 31                              6.1%    4.2%
Weighted average interest rate at
 Dec. 31, including effects of
 swaps and caps                       6.5%    5.2%
- --------------------------------------------------

  At Dec. 31, 1994, the Company had credit agreements totaling $7.01 billion. SRAC's credit facilities totaled
$5.10 billion, including $4.50 billion in syndicated credit agreements and $600 million in uniform credit agreements with individual banks. The Sears Credit Corp. entities, in support of asset-backed commercial paper, had $1.82 billion in credit lines. Sears Canada had credit agreements totaling $95 million. These syndicated and uniform credit agreements provide for loans at prevailing interest rates and mature at various dates through June 1999. The Company pays commitment fees in connection with these credit agreements.
  The Company had interest rate swap agreements which established fixed rates on $752 and $824 million of short-term variable rate debt at Dec. 31, 1994 and 1993, resulting in weighted average interest rates of 9.1% and 9.0%, respectively. The weighted average maturity of agreements in effect on Dec. 31, 1994 was approximately fifteen years. Due to interest rate caps, the Company had maximum weighted average interest rates of 9.0% on $450 million of debt at Dec. 31, 1994 and 7.7% on $900 million of debt at Dec. 31, 1993. The weighted average maturity of cap agreements in effect on Dec. 31, 1994 was approximately two years.
  Long-term debt was as follows:

- -----------------------------------------------------------------------------
millions                                                        December 31
- -----------------------------------------------------------------------------
                           ISSUE                               1994     1993
- -----------------------------------------------------------------------------
SEARS, ROEBUCK AND CO.
 6.25% to 9.5% Notes, due 1994 to 2004                       $1,950  $ 2,231
 8.2% Extendable Notes, due 1999                                 31       31
 6% Debentures, $300 million face value, due 2000, effective
  rate 14.8%                                                    205      194
 9.375% Debentures, due 2011                                    300      300
 4.85% to 10.0% Medium-Term Notes,
  due 1994 to 2021                                            3,963    3,656
 Capitalized lease obligations                                   40       43
SEARS ROEBUCK ACCEPTANCE CORP.
 6.05% to 6.6% term loans, due 1996 to 1999                     845       --
SEARS DC CORP.
 5.19% to 9.26% Medium-Term Notes,
  due 1994 to 2012                                            1,521    2,148
SEARS OVERSEAS FINANCE N.V. (GUARANTEED BY
 SEARS, ROEBUCK AND CO.)
 Zero Coupon Bonds, $400 million face value,
  due 1994, effective rate 12.8%                                 --      382
 Zero Coupon Bonds, $500 million face value,
  due 1998, effective rate 12.0%                                336      300
SEARS CANADA INC.
 9 1/4% to 11 3/4% Debentures, due 1994 to 2000                 328      357
 Notes, mortgages, bonds and capitalized leases                 138      237
SEARS CANADA RECEIVABLES TRUST
 5.65% to 8.95% Receivables Trusts,
  due 1997 to 2004                                              302      113
SEARS ACCEPTANCE CO. LTD.
 9 5/8% to 15 1/8% Secured Debentures,
  due 1994 to 2000                                               59       99
SEARS ROEBUCK DE MEXICO, S.A. DE C.V.
 16% Bank Notes, due 1996                                       120       --
 Notes payable to banks                                          21       38
OTHER SUBSIDIARIES
 Participating mortgages, $850 million face value, due 2005, effective rate 8.7%, collateralized by Sears Tower and
  related properties                                             --      835
 Notes and capitalized leases                                    41       41
 Long-term debt attributed to discontinued operations, 7.0%
  weighted average rate                                        (215)    (215)
- -----------------------------------------------------------------------------
                                                              9,985   10,790
Less current maturities                                       1,141    2,603
- -----------------------------------------------------------------------------
Total long-term debt                                         $8,844  $ 8,187
- -----------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
  On Nov. 7, 1994, the Company transferred Sears Tower and all related assets and liabilities to a third party as trustee of a trust and was released from the related non-recourse mortgages encumbering the building. The second mortgagee is the residual beneficiary of the trust. The Company is the current income beneficiary, but cannot receive distributions as beneficiary until all debt which encumbers Sears Tower is repaid. An affiliate of the second mortgagee is responsible for operating Sears Tower. As a result of this transfer, assets and long-term debt were reduced by $501 and $845 million, respectively, and other liabilities were increased by $25 million, resulting in an after-tax extraordinary gain of $195 million ($319 million pretax) related to the early extinguishment of debt.
  During the second quarter of 1993, the Company recorded an extraordinary loss of $145 million after taxes ($234 million pretax) related primarily to payments to terminate interest rate swaps associated with retired commercial paper that was allocated to the funding of discontinued operations.
  In the third quarter of 1993, the Company recorded an extraordinary loss of $66 million after taxes ($107 million pretax) related to the call of 7% deep-discount debentures due to mature Nov. 15, 2001.
  As of Dec. 31, 1994, long-term debt maturities for the next five years were as follows:

- ------------------
Year
Ended
December
31        millions
- ------------------
1995        $1,141
1996         1,726
1997         1,957
1998         1,714
1999         1,126
- ------------------

  The Company's continuing operations paid interest of $1.2, $1.2 and $1.3 billion for the years ended Dec. 31, 1994, 1993 and 1992, respectively. Interest capitalized was $1, $3 and $23 million for the years ended Dec. 31, 1994, 1993 and 1992.

                                      ---

9. LEASE AND SERVICE AGREEMENTS
The Company leases certain stores, office facilities, computers and automotive equipment.
  Operating and capital lease obligations are based upon contractual minimum rates and, for certain stores, amounts in excess of these minimum rates are payable based upon specified percentages of sales. Certain leases include renewal or purchase options. Operating lease rentals were $341, $314 and $496 million, including contingent rentals of $62, $53 and $48 million, for the years ended Dec. 31, 1994, 1993 and 1992.
  Minimum fixed lease obligations, excluding taxes, insurance and other expenses payable directly by the Company, for leases in effect as of Dec. 31, 1994 were:

- -----------------------------------------------------------------------------
millions                                                    Capital Operating
Year Ended December 31                                       leases    leases
- -----------------------------------------------------------------------------
1995                                                           $ 33    $  146
1996                                                             32       125
1997                                                             30       107
1998                                                             30        99
1999                                                             29        94
After 1999                                                      346       433
- -----------------------------------------------------------------------------
Minimum payments                                                500    $1,004
- -----------------------------------------------------------------------------
Executory costs (principally taxes)                              39
Imputed interest                                                291
- -------------------------------------------------------------------
Present value of minimum lease payments, principally long-
 term                                                          $170
- -------------------------------------------------------------------

 The Company has a minority interest in Advantis, which began operations in December 1992. Advantis provides data and voice networking and information processing services to the Company. Total expenses incurred by the Company for these services during the years ended Dec. 31, 1994 and 1993 were $311 and $325 million, respectively. The Company has committed to purchase services of at least $330 million annually through 2002.

                                      ---

10. FINANCIAL INSTRUMENTS
In the normal course of business, the Company invests in various financial assets, incurs various financial liabilities and enters into agreements involving off-balance-sheet financial instruments. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have also not been considered in estimating fair value. As a number of the Company's significant assets, including merchandise inventories, property and equipment and deferred income taxes, and liabilities are not considered financial instruments, the disclosures below do not reflect the fair value of the Company as a whole.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
SEARS, ROEBUCK AND CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
FINANCIAL ASSETS
The Company had the following financial assets:

- --------------------------------------------------------------
                                                   December 31
- --------------------------------------------------------------
                                   1994             1993
- --------------------------------------------------------------
                             Carrying    Fair Carrying    Fair
millions                        Value   Value    Value   Value
- --------------------------------------------------------------
Retail customer receivables   $18,201 $19,758  $15,906 $18,058
Other receivables                 321     321    1,062   1,062
Cash and invested cash            548     548    1,066   1,066
Other                               2       2        3       3
- --------------------------------------------------------------

  Retail customer receivables are valued by discounting estimated cash flows. The estimated cash flows reflect the historical cardholder payment experience and are discounted at a risk-adjusted market rate.
  Other receivables and other financial assets are short-term in nature and as such, their carrying value approximates fair value.

                                      ---

FINANCIAL LIABILITIES
The Company had the following financial liabilities:

- -------------------------------------------------------------------------------
                                                                    December 31
- -------------------------------------------------------------------------------
                                                    1994             1993
- -------------------------------------------------------------------------------
                                               Carrying   Fair Carrying    Fair
millions                                          Value  Value    Value   Value
- -------------------------------------------------------------------------------
Long-term debt (excluding capitalized leases)    $9,815 $9,851  $10,607 $11,553
Short-term borrowings                             6,190  6,190    4,636   4,636
Other                                             3,255  3,255    3,173   3,173
- -------------------------------------------------------------------------------

  Long-term debt is valued based on quoted market prices when available or discounted cash flows, using interest rates currently available to the Company on similar borrowings. Short-term borrowings and other short-term financial liabilities are short-term in nature and as such, their carrying value approximates fair value.

                                      ---

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
The Company is a party to off-balance-sheet financial instruments to manage market and interest rate risk. These financial instruments involve, to varying degrees, elements of market, credit and interest rate risk in excess of amounts recognized in the balance sheet. The Company does not require collateral or other security to support the financial instruments with credit risk, unless noted otherwise.

Debt-related
The Company had the following off-balance-sheet financial instruments related to its outstanding borrowings at Dec. 31, 1994 and 1993:

- ------------------------------------------------------------------
                                                December 31, 1994
- ------------------------------------------------------------------
                                       Contract or
                                          Notional  Fair  Carrying
millions                                    Amount Value     Value
- ------------------------------------------------------------------
Interest rate swap agreements:
 Pay floating rate, receive fixed rate        $805 $ (37)   $ --
 Pay fixed rate, receive floating rate         752  (180)     --
Interest rate cap agreements                   450     2      --
- ------------------------------------------------------------------
                                                December 31, 1993
- ------------------------------------------------------------------
                                       Contract or
                                          Notional  Fair  Carrying
millions                                    Amount Value     Value
- ------------------------------------------------------------------
Interest rate swap agreements:
 Pay fixed rate, receive floating rate        $824 $(384)   $ --
Interest rate cap agreements                   900     1      --
- ------------------------------------------------------------------

  The Company uses interest rate swaps and caps to manage the interest rate risk associated with its borrowings and to manage the Company's allocation of fixed and variable rate debt. For pay floating rate, receive fixed rate swaps, the Company paid a weighted average rate of 5.13% and received a weighted average rate of 6.76% in 1994. For pay fixed rate, receive floating rate swaps, the Company paid a weighted average rate of 9.03% and received a weighted average rate of 4.63% in 1994. The fair values of interest rate swaps and caps are based on prices quoted from dealers. At Dec. 31, 1994, the Company had unrealized gains and losses relating to such instruments of $2 and $217 million, respectively. At Dec. 31, 1993, the Company's unrealized gains and losses were $1 and $384 million, respectively. If a counterparty fails to meet the terms of a swap or cap agreement, the Company's exposure is limited to the net amount that would have been received, if any, over the agreement's remaining life. At Dec. 31, 1994, interest rate swap agreements with notional amounts of $36, $733 and $788 million had maturity dates within one year, from two to five years and greater than five years, respectively. At Dec. 31, 1994, interest rate cap agreements with notional amounts of $250 and $200 million had maturity dates within one year and from two to five years, respectively.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

Credit-related
The Company had outstanding securitized retail customer receivables sold with recourse of $3.95 and $5.17 billion at Dec. 31, 1994 and 1993, respectively. These receivables represent conditional commitments of the Company to guarantee performance to a third party. A portion of the securitized receivables are collateralized by personal property. The Company's credit risk exposure was contractually limited to $473 and $616 million at Dec. 31, 1994 and 1993, respectively. The Company had accrued liabilities associated with this credit exposure included in the balance sheet of $170 and $244 million at Dec. 31, 1994 and 1993, respectively.
  The Company had a financial guaranty of $78 and $75 million at Dec. 31, 1994 and 1993, respectively. This guaranty represents a commitment by the Company to guarantee the performance of certain municipal bonds issued in connection with the Company's headquarters building for its domestic operations. No amounts were accrued in the balance sheet for any potential loss associated with this guaranty at Dec. 31, 1994 and 1993.

                                     ----

11. SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
The Company grants credit to customers throughout the nation. The five states in which the Company had the largest amount of retail customer receivables, including those sold with recourse, were as follows:

- ---------------------------
                December 31
- ---------------------------
millions        1994   1993
- ---------------------------
California    $2,009 $1,758
Texas          1,717  1,661
Florida        1,612  1,512
Pennsylvania   1,216  1,115
New York       1,186  1,095
- ---------------------------

12. LEGAL PROCEEDINGS
Various legal and governmental proceedings are pending against the Company, many involving routine litigation incidental to the businesses. Other matters contain allegations which are nonroutine and involve compensatory, punitive or antitrust treble damage claims in very large amounts, as well as other types of relief.
  The consequences of these matters are not presently determinable but, in the opinion of management, the ultimate liability in excess of reserves currently recorded will not have a material effect on the results of operations, financial position, liquidity or capital resources of the Company.


                                     ----


13. SHAREHOLDERS' EQUITY
DIVIDEND PAYMENTS
Certain indentures relating to the long-term debt of Sears, Roebuck and Co., which represent the most restrictive contractual limitation on the payment of dividends, provide that the Company cannot take specified actions, including the declaration of cash dividends, which would cause its consolidated unencumbered assets, as defined, to fall below 150% of its consolidated liabilities, as defined. At Dec. 31, 1994, approximately $8.0 billion could be paid in dividends to shareholders under the most restrictive indentures. If the proposed distribution had occurred on Dec. 31, 1994, approximately $1.0 billion could be paid in dividends.
  As of Dec. 31, 1994, subsidiary companies could remit to Sears, Roebuck and Co. in the form of dividends approximately $5.0 billion, after payment of all related taxes, without prior approval of regulatory bodies or violation of contractual restrictions.


                                     ----

PREFERRED SHARES
The 8.88% Preferred Shares, First Series (8.88% Preferred Shares) were issued in the form of 13 million depositary shares having cumulative dividends of $2.22 annually and a liquidation preference of $25 per depositary share, plus accrued and unpaid dividends. On or after Nov. 9, 1996, the Company may, at its option, redeem the 8.88% Preferred Shares, in whole or in part, at any time at a redemption price of $25 per depositary share, plus accrued and unpaid dividends to the redemption date.
  In the event that dividends payable on the preferred stock are in arrears for six quarterly periods, holders of such stock together shall have the right to elect two additional directors of the Company until all cumulative dividends have been paid or set apart for payment. Additionally, dividends cannot be paid on the Company's common shares if dividends on the preferred shares are in arrears.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
SEARS, ROEBUCK AND CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
  The Series A Mandatorily Exchangeable Preferred Shares (PERCS) were issued in the form of 28.75 million depositary shares having an annual, cumulative dividend of $3.75 per depositary share. The PERCS had voting rights (equivalent to one-fourth of a vote for each depositary share) and a liquidation preference of $43 per depositary share. The Company exchanged the PERCS for common shares on Mar. 20, 1995. Holders of depositary shares received 1.24 common shares for each depositary share. The total number of common shares deliverable upon exchange was 35.7 million.


                                      ---

STOCK OPTION PLANS
Options to purchase common stock of the Company have been granted to employees under various plans at prices equal to the fair market value of the stock on the dates the options were granted. In addition, the Company may pay to the optionee in connection with certain options an amount generally equal to the maximum statutory corporate federal income tax rate then in effect (not to exceed 46%) times the difference between the market price and the option price. Options are generally exercisable in not more than four equal, annual cumulative installments beginning one year after the date of grant, and generally expire in 10 or 12 years.
  Changes in stock options were as follows:

- -------------------------------------------------------------------------------
                                                      Year Ended December 31
- -------------------------------------------------------------------------------
thousands of shares                         1994           1993           1992
- -------------------------------------------------------------------------------
Beginning balance                          6,800         11,335         13,305
Granted                                    6,351          2,281            220
Exercised                                   (953)        (5,689)        (1,728)
Canceled or expired                         (675)        (2,587)          (462)
Adjustment due to Dean Witter
 distribution                                 --          1,460             --
- -------------------------------------------------------------------------------
Ending balance                            11,523          6,800         11,335
- -------------------------------------------------------------------------------
Reserved for future
 grant at year-end                         8,855          2,551          3,059
Exercisable                                3,480          2,894          7,722
- -------------------------------------------------------------------------------
Option prices per share:
 Granted                           $46.32-$51.19  $34.01-$58.00  $41.25-$45.75
 Exercised                          20.09- 39.68   19.90- 47.57   26.69- 43.13
 Canceled or expired                22.91- 48.57   22.91- 57.88   26.69- 51.25
- -------------------------------------------------------------------------------
Exercise prices of ending balance  $19.90-$58.00  $19.90-$58.00  $25.94-$57.88
- -------------------------------------------------------------------------------

  In 1993, the number and exercise price of outstanding stock options were adjusted to account for the dilutive effect of the spin-off of Dean Witter.

14. SUMMARY OF SEGMENT DATA
The Company operates primarily in retailing. The following three-year summary includes a refinement within segments. Corporate assets are principally investments, real estate and ventures not included in the business segments. Corporate results include items of an overall holding company nature including the portion of administrative costs and interest not allocated to the Company's businesses.

- -------------------------------------------------------------------------
millions                                          1994     1993     1992
- -------------------------------------------------------------------------
REVENUES
- -------------------------------------------------------------------------
Domestic operations                            $29,376  $26,776  $29,108
International operations                         3,649    3,668    3,835
- -------------------------------------------------------------------------
Total                                          $33,025  $30,444  $32,943
- -------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES (BENEFIT)
- -------------------------------------------------------------------------
Domestic operations                            $ 1,484  $ 1,141  $   384
International operations                            46       32       72
Corporate                                          (59)    (219)    (525)
Restructuring                                       --       --   (2,782)
- -------------------------------------------------------------------------
Total                                          $ 1,471  $   954  $(2,851)
- -------------------------------------------------------------------------
NET INCOME (LOSS)
- -------------------------------------------------------------------------
Domestic operations                            $   897  $   744  $   229
International operations                            (7)       8       29
Corporate                                          (33)    (127)    (324)
Restructuring                                       --       --   (1,745)
Cumulative effect of accounting changes             --       --   (1,511)
Discontinued operations                            402    1,960     (610)
Extraordinary gain (loss)                          195     (211)      --
- -------------------------------------------------------------------------
Total                                          $ 1,454  $ 2,374  $(3,932)
- -------------------------------------------------------------------------
ASSETS
- -------------------------------------------------------------------------
Domestic operations                            $27,035  $24,995  $24,405
International operations                         2,527    2,691    2,564
Corporate                                          527    1,974    2,910
Intergroup eliminations and reclassifications       (8)    (450)  (1,070)
Net assets of discontinued operations            7,231    8,701   10,731
- -------------------------------------------------------------------------
Total                                          $37,312  $37,911  $39,540
- -------------------------------------------------------------------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
SEARS, ROEBUCK AND CO.

Five-year SUMMARY

of CONSOLIDATED FINANCIAL DATA
- -------------------------------------------------------------------------------




- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

$ millions, except per
common share data                 1994           1993     1992           1991       1990
.........................................................................................
OPERATING RESULTS
.........................................................................................
Revenues                 $      33,025  $      30,444  $32,943  $      32,250  $  32,769
Costs and expenses              30,320         28,307   31,752         30,481     30,890
Restructuring                       --             --    2,782             --        265
Interest                         1,279          1,318    1,389          1,568      1,651
Operating income (loss)          1,426            819   (2,980)           201        (37)
Other income (loss)                 45            135      129             85        (21)
Income (loss) before
 income taxes (benefit)          1,471            954   (2,851)           286        (58)
Income taxes (benefit)             614            329   (1,039)           126        (13)
Income (loss) from
 continuing operations             857            625   (1,812)           160        (45)
Income (loss) from
 discontinued operations           402          1,960     (247)         1,119        947
Extraordinary gain (loss)          195           (211)      --             --         --
Cumulative effect of
 accounting changes                 --             --   (1,873)            --         --
Net income (loss)                1,454          2,374   (3,932)         1,279        902
.........................................................................................
FINANCIAL POSITION
.........................................................................................
Retail customer
 receivables             $      18,201  $      15,906  $13,878  $      13,537  $  15,230
Property and equipment,
 net                             4,253          4,401    4,574          4,898      4,646
Merchandise inventories          4,044          3,518    4,048          4,459      4,074
Net assets of
 discontinued
 operations                      7,231          8,701   10,731         11,038      9,707
Total assets                    37,312         37,911   39,540         38,636     36,907
Short-term borrowings            6,190          4,636    4,469          1,775      7,322
Long-term debt                   9,985         10,790   12,432         16,398     10,782
  Total debt                    16,175         15,426   16,901         18,173     18,104
  Percent of debt to
   equity                          150%           154%     157%           128%       141%
Shareholders' equity     $      10,801  $      11,664  $10,773  $      14,188  $  12,824
.........................................................................................
SHAREHOLDERS' COMMON
 STOCK INVESTMENT
.........................................................................................
Book value per common
 share (year-end)        $       26.91  $       29.58  $ 27.89  $       40.29  $   37.38
Shareholders                   262,387        291,320  337,892        342,851    345,071
Average common shares
 outstanding (millions)            389            383      370            344        343
Earnings (loss) per
 common share
 Income (loss) from
  continuing operations  $        2.13  $        1.56  $ (4.98) $        0.45  $   (0.13)
 Income (loss) from
  discontinued
  operations                      1.03           5.12    (0.67)          3.26       2.76
 Extraordinary gain
  (loss)                          0.50          (0.55)      --             --         --
 Cumulative effect of
  accounting changes                --             --    (5.07)            --         --
 Net income (loss)                3.66           6.13   (10.72)          3.71       2.63
Cash dividends declared
 per common share                $1.60          $1.60    $2.00          $2.00      $2.00
Cash dividend payout
 percent                          43.7%          26.1%     N/M           53.9%      76.0%
Market price--common
 stock (high-low)        55 1/8-42 1/8  60 1/8-39 7/8    48-37  43 1/2-24 3/8  41 7/8-22
Closing market price at
 year-end                           46         52 7/8   45 1/2         37 7/8     25 3/8
Price/earnings ratio
 (high-low)                      15-12           10-7      N/M           12-7       16-8
.........................................................................................

Operating results and financial position reflect Allstate Insurance Group, Homart Development Co. and affiliated entities, Dean Witter, Discover & Co. and the Coldwell Banker residential services businesses and commercial division as discontinued operations. See note 4 to the consolidated financial statements.

Operating results and financial position for 1994, 1993 and 1992 reflect the adoption of new accounting rules for postretirement and postemployment benefits. See note 2 to the consolidated financial statements.

Series A Mandatorily Exchangeable Preferred Shares are considered common shares for purposes of calculating book value per common share, average common shares outstanding and earnings (loss) per common share. See note 1 to the consolidated financial statements.

The percent of debt to equity for 1994 and 1993 is calculated using equity excluding unrealized net capital gains.

N/M--Not meaningful.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
SEARS, ROEBUCK AND CO.

MANAGEMENT'S Report
- --------------------------------------------------------------------------------



- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
The financial statements, including the financial analysis and all other information, were prepared by management which is responsible for their integrity and objectivity. Management believes the financial statements, which require the use of certain estimates and judgments, fairly and accurately reflect the Company's financial position and operating results, in accordance with generally accepted accounting principles. All financial information is consistent with the financial statements.
  Management maintains a system of internal controls which it believes provides reasonable assurance that, in all material respects, assets are maintained and accounted for in accordance with management's authorizations and transactions are recorded accurately in the books and records. The concept of reasonable assurance is based on the premise that the cost of internal controls should not exceed the benefits derived. To assure the effectiveness of the internal control system, the organizational structure provides for defined lines of responsibility and delegation of authority. The Company's formally stated and communicated policies demand of employees high ethical standards in their conduct of its business. These policies address, among other things, potential conflicts of interest; compliance with all domestic and foreign laws, including those related to financial disclosure; and the confidentiality of proprietary information. As a further enhancement of the above, the Company's comprehensive internal audit program is designed for continual evaluation of the adequacy and effectiveness of its internal controls and measures adherence to established policies and procedures.
  Deloitte & Touche LLP, independent certified public accountants, have audited the financial statements of the Company and their report is presented below.
Their audit also includes a study and evaluation of the Company's control environment, accounting systems and control procedures. The independent accountants and internal auditors advise management of the results of their reviews, and make recommendations to improve the system of internal controls. Management evaluates the audit recommendations and takes appropriate action.
  The Audit Committee of the Board of Directors is comprised entirely of directors who are not employees of the Company. The committee reviews audit plans, internal control reports, financial reports and related matters and meets regularly with the Company's management, internal auditors and independent accountants. The independent accountants and the internal auditors advise the committee of any significant matters resulting from their audits of our financial statements and internal controls and have free access to the committee without management being present.

Edward A. Brennan
Chairman and Chief Executive Officer

James M. Denny
Vice Chairman and Acting Chief Financial Officer

James A. Blanda
Vice President and Controller


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors
Sears, Roebuck and Co.

  We have audited the accompanying Consolidated Balance Sheets of Sears, Roebuck and Co. as of December 31, 1994 and 1993, and the related Consolidated Statements of Income, Shareholders' Equity and Cash Flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sears, Roebuck and Co. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.
  As discussed in note 2 to the consolidated financial statements, the Company changed its method of accounting for postretirement benefits in 1992.



February 24, 1995                      DELOITTE & TOUCHE LLP
(May 10, 1995 as to Note 4)            Chicago, Illinois

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

Quarterly RESULTS (Unaudited)
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            First Quarter    Second Quarter   Third Quarter  Fourth Quarter      Year
............................................................................................................
millions, except per
common share data            1994     1993     1994    1993    1994    1993    1994    1993    1994    1993
............................................................................................................
Revenues, prior basis     $12,266  $11,298  $13,008 $12,157 $13,206 $12,719 $15,440 $14,664 $53,920 $50,838
 Discontinued operations    5,384    5,163    5,380   5,283   5,457   5,371   5,504   5,350  21,725  21,167
 Reclassification of
  Corporate revenues to
  other income                 22       30       23      27      26      24       2      25      73     106
 Reclassification of
  revenues of licensed
  departments                 235      211      205     208     203     192     260     268     903     879
As restated                 7,095    6,316    7,810   7,055   7,926   7,516  10,194   9,557  33,025  30,444
............................................................................................................
Operating income (loss),
 prior basis                 (389)     318      786     599     470     518     753     671   1,620   2,106
 Discontinued operations     (575)     330      469     437     155     298     129     194     178   1,259
 Reclassification of
  Sears Tower operations
  to other income               2       14        3       6       9       5       2       3      16      28
As restated                   184      (26)     314     156     306     215     622     474   1,426     819
............................................................................................................
Income (loss) from
 continuing operations,
 prior basis                  (98)     317      503   1,093     364     454     490     545   1,259   2,409
 Discontinued operations     (216)     312      312     989     172     256     134     227     402   1,784
As restated:
Income (loss) from
 continuing operations        118        5      191     104     192     198     356     318     857     625
Net income (loss)         $   (98) $   435  $   503 $ 1,006 $   364 $   388 $   685 $   545 $ 1,454 $ 2,374
............................................................................................................
Earnings (loss) per
 common share, prior
 basis
 Continuing operations    $ (0.27) $  0.82  $  1.27 $  2.86 $  0.91 $  1.15 $  1.24 $  1.39 $  3.16 $  6.22
 Discontinued operations    (0.56)    0.82     0.80    2.60    0.44    0.66    0.34    0.58    1.03    4.66
As restated:
Income (loss) from
 continuing operations       0.29      --      0.47    0.26    0.47    0.49    0.90    0.81    2.13    1.56
Net income (loss)         $ (0.27) $  1.13  $  1.27 $  2.63 $  0.91 $  0.98 $  1.74 $  1.39 $  3.66 $  6.13
............................................................................................................

Revenues, operating income, net income and related per common share amounts for 1994 and 1993 have been restated to reflect Allstate Insurance Group and Homart Development Co. and affiliated entities as discontinued operations.

The fourth quarter pretax LIFO adjustments were credits of $58 and $31 million in 1994 and 1993, compared with charges of $24 and $36 million for the first nine months of the respective years.

Fourth quarter 1994 results included an extraordinary gain of $195 million related to the early extinguishment of debt. Second and third quarter 1993 results included extraordinary losses related to early extinguishment of debt of $145 and $66 million, respectively. See note 8 to the consolidated financial statements.

Second quarter 1993 discontinued operating results included a $635 million gain on the initial public offering of The Allstate Corporation.

Total of quarterly earnings per common share may not equal the annual amount as net income per common share is calculated independently for each quarter.


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